Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2012 Fourth Quarter Results

Pittsburgh, PA, August 8, 2012 -- Education Management Corporation (the "Company") (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended June 30, 2012. Net revenues during the quarter were $639.2 million and, as a result of non-cash goodwill and indefinite-lived intangible asset impairment charges of $1.25 billion, the Company recorded a net loss of $1.19 billion, or $9.51 per diluted share. Excluding the non-cash impairment charges and a $1.6 million restructuring charge, net income would have been $12.7 million, or $0.10 per diluted share, for the three months ended June 30, 2012.
Due to changes in the Company's market capitalization and current and projected enrollment trends, the Company performed impairment reviews of the carrying value of goodwill and indefinite-lived intangible assets at each of its four reporting units as of June 30, 2012. The reviews resulted in a $1.12 billion goodwill impairment charge at The Art Institutes reporting unit. Goodwill impairment was not indicated at the Company's other three reporting units, which are Argosy University, Brown Mackie Colleges, and South University. In addition, the Company also recorded $128.3 million of impairment charges related to other indefinite-lived intangible assets. After giving effect to these non-cash impairment charges, the Company's goodwill and intangible assets decreased from $2.55 billion at March 31, 2012 to $1.29 billion at June 30, 2012.

Financial Highlights

•	For the fourth quarter of fiscal 2012, the Company recorded:

◦
Net revenues of $639.2 million, compared to $695.4 million for the prior year quarter. The decrease in net revenues from the fourth quarter of fiscal 2011 was primarily driven by a 9.3% decline in April 2012 student enrollment as compared to April 2011.

◦
A net loss of $1.19 billion, or a $9.51 loss per diluted share, compared to net income of $34.8 million, or $0.26 per diluted share, for the prior year quarter, with a loss before interest, taxes and depreciation and amortization ("EBITDA") of $1.16 billion in the current quarter, compared to EBITDA of $130.2 million in the prior year quarter.

◦
EBITDA was $89.6 million when excluding $1.6 million ($0.9 million net of tax) of expenses related to restructuring and the aforementioned impairment charges of $1.25 billion, while net income excluding these expenses was $12.7 million, or $0.10 per diluted share.

•	For fiscal 2012, the Company recorded:

◦
Net revenues of $2.76 billion, compared to $2.89 billion in fiscal 2011. The decrease in net revenues from fiscal 2011 was primarily driven by a 5.7% year-over-year decline in average student enrollment.

◦
A net loss of $1.52 billion, or a $11.97 loss per diluted share, compared to net income of $229.5 million, or $1.66 per diluted share, for the prior fiscal year, with an EBITDA loss of $1.26 billion in fiscal 2012, compared to EBITDA of $636.4 million in the prior fiscal year.

◦
EBITDA of $509.9 million when excluding $23.6 million ($14.3 million net of tax) of expenses related to restructurings, the termination of lease agreements and a loss on the extinguishment of debt as well as the aforementioned non-cash impairment charges of $1.75 billion, which includes $0.50 billion recorded in the third fiscal quarter, while net income excluding these expenses was $148.4 million, or $1.16 per diluted share.

•
Cash flow (used in) provided by operations for the fiscal year ended June 30, 2012 was $(10.9) million, compared to $399.7 million in the prior fiscal year. The decrease in operating cash flows was due in part to the transfer in March 2012 of $210.0 million to restricted cash in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities. These facilities are being used to help satisfy the Company's previously disclosed letter of credit requirement with the U.S. Department of Education. In addition, reduced operating performance also negatively impacted cash flow from operations as compared to the prior fiscal year.

•
At June 30, 2012, cash and cash equivalents were $191.0 million, compared to $403.2 million at June 30, 2011. Borrowings under the revolving credit facility at June 30, 2012 were $111.3 million compared to $79.0 million at June 30, 2011. The revolving credit facility was repaid in full on July 1 of each subsequent fiscal year.

•	On a cash basis, capital expenditures were $93.5 million, or 3.4% of net revenues, in fiscal 2012 compared to $138.1 million, or 4.8% of net revenues, in fiscal 2011.

Student Enrollment

Total enrollment by reportable segment at the start of each July quarter presented was as follows:

	July	July	%
	2012	2011	Change
The Art Institutes	65,400	73,500	(11.0)%
Argosy University	23,200	27,100	(14.5)%
Brown Mackie Colleges	17,200	19,700	(12.7)%
South University	18,800	19,500	(3.3)%
Total student enrollment	124,600	139,800	(10.8)%

The student enrollment shown above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh - Online Division, Argosy University and South University. Total students enrolled in fully-online programs were approximately 31,100 as of July 2012, a 19.4% decrease from 38,700 as of July 2011. Fully-online enrollment is measured based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter.

New Student Enrollment

New student enrollment by reportable segment for the three month periods presented was as follows:

	For the Three Months Ended June 30,
	2012	2011	% Change
The Art Institutes	8,900	11,000	(18.3)%
Argosy University	3,300	4,500	(26.7)%
Brown Mackie Colleges	3,600	4,200	(15.9)%
South University	5,600	7,100	(21.2)%
Total new student enrollment	21,400	26,800	(20.1)%

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

Fiscal 2013 Guidance
For fiscal 2013, capital expenditures are projected to be between 3.0% and 4.0% of net revenues, compared to 3.4% of net revenues in fiscal 2012.

The following first quarter and annual guidance for fiscal 2013 exclude the impacts of certain restructuring charges.

Reconciliation of Fiscal Year 2013 First Quarter and Annual Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2013 Guidance – 1st Quarter:

For the three months ending September 30, 2012

Loss per diluted share	$(0.08)

Net loss	$(10)

Net interest expense	$32
Income tax benefit	(7)
Depreciation and amortization	40
EBITDA	$55

Fiscal Year 2013 Guidance – Annual:

For the twelve months ending June 30, 2013

Earnings per diluted share	$0.54

Net income	$68

Net interest expense	$125
Income tax expense	45
Depreciation and amortization	162
EBITDA	$400

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2012 fourth quarter results on Thursday, August 9, 2012 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL FOURTH QUARTER
(Dollars in millions, except earnings per share) (Unaudited)

	For the Three Months Ended June 30,			For the Fiscal Year Ended June 30,
	2012	2011	% change	2012	2011	% change
Net revenues	$639.2	$695.4	(8.1)%	$2,761.0	$2,887.6	(4.4)%
Costs and expenses:
Educational services (1)(2)	370.5	367.4	0.9%	1,504.4	1,480.8	1.6%
General and administrative (3)	180.7	194.8	(7.2)%	760.8	759.0	0.2%
Depreciation and amortization	40.0	38.9	2.7%	158.6	146.5	8.3%
Goodwill and indefinite-lived intangible asset impairment (4)	1,251.4	—	n/m	1,746.8	—	n/m
Total costs and expenses	1,842.6	601.1	206.5%	4,170.6	2,386.3	74.8%
Income (loss) before interest, loss on extinguishment of debt and income taxes	(1,203.4)	94.3	n/m	(1,409.6)	501.3	n/m
Interest expense, net	31.1	33.2	(6.0)%	110.3	120.7	(8.6)%
Loss on extinguishment of debt (5)	—	3.0	n/m	9.5	11.4	(16.7)%
Income (loss) before income taxes	(1,234.5)	58.1	n/m	(1,529.4)	369.2	n/m
Provision for (benefit from) income taxes (6)	(45.8)	23.3	n/m	(13.7)	139.7	n/m
Net income (loss)	$(1,188.7)	$34.8	n/m	$(1,515.7)	$229.5	n/m
Diluted earnings (loss) per share	$(9.51)	$0.26	n/m	$(11.97)	$1.66	n/m
Weighted average number of diluted shares outstanding (000’s)	124,963	133,188		126,659	138,316

(1)	Includes bad debt expense of $46.2 million and $28.8 million in the three month periods presented, respectively, and $163.9 million and $134.6 million in the fiscal years presented, respectively.

(2)
Includes $2.7 million of restructuring expense in the fiscal year ended June 30, 2012, of which $0.8 million was incurred in the current fiscal quarter. Also includes $2.5 million of lease termination fees in fiscal 2012. The fiscal year ended June 30, 2011 includes fair value adjustments for the Education Finance Loan portfolio of $21.5 million.

(3)	Includes $8.9 million of restructuring expense in the fiscal year ended June 30, 2012, of which $0.8 million occurred in the current fiscal quarter.

(4)
Includes impairments of $1,250.1 million, $157.2 million, $254.6 million and $84.9 million at The Art Institutes, Argosy University, Brown Mackie Colleges and South University reporting units, respectively, in the fiscal year ended June 30, 2012, of which $1,251.4 million was recorded in the current fiscal quarter.

(5)
Fiscal 2012 includes $2.0 million of previously deferred financing fees and $7.5 million paid to lenders as part of a debt refinancing in March 2012. Fiscal 2011 includes $5.7 million of previously deferred financing fees and $5.7 million of debt extinguishment costs and premiums paid, of which $3.0 million was recorded in the three months ended June 30, 2011.

(6)	Includes the reversal of $0.7 million and $3.5 million of uncertain tax position liabilities in fiscal years ended June 30, 2012 and 2011, respectively.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOW – FISCAL FOURTH QUARTER
(Dollars in millions) (Unaudited)

	For the Fiscal Year Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	($1,515.7)	$229.5
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	158.6	146.5
Bad debt expense	163.9	134.6
Goodwill and indefinite-lived intangible asset impairment	1,746.8	—
Fair value adjustment to loans held for sale	—	21.5
Loss on the extinguishment of debt	9.5	11.4
Share-based compensation	13.3	11.1
Deferred income taxes	(132.5)	24.0
Other	(11.9)	2.6
Changes in assets and liabilities:
Restricted cash	(220.4)	(34.7)
Receivables	(211.6)	(115.5)
Other changes in assets and liabilities	(10.9)	(31.3)
Net cash flows provided by (used in) operating activities	(10.9)	399.7

Cash flows from investing activities:
Expenditures for long-lived assets	(93.5)	(138.1)
Reimbursements for tenant improvements	(15.3)	(23.1)
Net cash flows used in investing activities	(108.8)	(161.2)

Cash flows from financing activities:
Borrowings under revolving credit facility	111.3	79.0
Payments under revolving credit facility	(79.0)	—
Retirement of senior subordinated notes	—	(50.1)
Common stock repurchased for treasury	(104.1)	(222.3)
Other financing activities	(20.3)	(15.7)
Net cash flows used in financing activities	(92.1)	(209.1)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.3
Net change in cash and cash equivalents	(212.2)	29.7
Cash and cash equivalents, beginning of period	403.2	373.5
Cash and cash equivalents, end of period	$191.0	$403.2

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA – FISCAL FOURTH QUARTER
(Dollars in millions) (Unaudited)

	As of June 30,
	2012	2011
Cash and cash equivalents	$191.0	$403.2
Restricted cash	267.9	47.5
Net student receivables, including long-term portion	218.6	169.2
Current assets	837.7	769.5
Goodwill	963.6	2,582.0
Total assets	2,839.1	4,553.1
Revolving credit facility (1)	111.3	79.0
Current liabilities	534.0	536.9
Long-term debt (including current portion)	1,465.5	1,478.9
Shareholders’ equity	496.6	2,103.9

(1) Was repaid on July 1 of the subsequent fiscal year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Segment information and Non-GAAP financial measures
Beginning with the quarter ended June 30, 2012, the Company will report results in four reportable segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The Company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity and eliminations.

EBITDA, a measure used by management to measure operating performance, is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Segment Information and Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

	For the Three Months Ended June 30,			For the Fiscal Year Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Revenue:
The Art Institutes	$397.4	$429.5	(7.5)%	$1,738.5	$1,791.2	(2.9)%
Argosy University	88.4	103.5	(14.6)%	397.5	431.1	(7.8)%
Brown Mackie Colleges	74.1	83.1	(10.8)%	314.8	348.1	(9.6)%
South University	79.3	79.3	0.0%	310.2	317.2	(2.2)%
Total EDMC	639.2	695.4	(8.1)%	2,761.0	2,887.6	(4.4)%

EBITDA excluding certain expenses:
The Art Institutes	92.0	115.0	(20.0)%	477.5	544.4	(12.3)%
Argosy University	6.6	17.0	(61.2)%	56.7	97.5	(41.9)%
Brown Mackie Colleges	11.4	20.3	(43.8)%	62.0	96.7	(35.9)%
South University	4.5	4.3	4.3%	4.8	38.4	(87.5)%
Corporate and other	(24.9)	(22.8)	n/m	(91.1)	(115.4)	n/m
Total EDMC	89.6	133.8	(33.1)%	509.9	661.6	(22.9)%

Reconciliation to EBITDA:
Goodwill and intangible asset impairment	1,251.4	—	n/m	1,746.8	—	n/m
Loss on extinguishment of debt	—	3.0	n/m	9.5	11.4	n/m
Restructuring	1.6	0.6	n/m	11.6	0.6	n/m
Lease termination	—	—	n/m	2.5	—	n/m
Loss on EFL program loans	—	—	n/m	—	13.2	n/m
EBITDA	(1,163.4)	130.2	n/m	(1,260.5)	636.4	n/m

Reconciliation to operating income (loss):
Depreciation and amortization	40.0	38.9	2.7%	158.6	146.5	8.3%
Operating income (loss)	(1,203.4)	91.3	n/m	(1,419.1)	489.9	n/m

Reconciliation to net income (loss):
Net interest expense	31.1	33.2	(6.0)%	110.3	120.7	(8.6)%
Income tax expense (benefit)	(45.8)	23.3	n/m	(13.7)	139.7	n/m
Net income (loss)	($1,188.7)	$34.8	n/m	($1,515.7)	$229.5	n/m

Reconciliation of Net Income to Net Income Excluding Certain Expenses
(Dollars in Millions) (Unaudited)

	For the Three Months Ended June 30,			For the Fiscal Year Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net income (loss)	$(1,188.7)	$34.8	n/m	$(1,515.7)	$229.5	n/m
Goodwill and intangible asset impairment, net of tax	1,200.5	—	n/m	1,650.5	—	n/m
Loss on extinguishment of debt, net of tax	—	1.8	n/m	5.8	7.0	n/m
Restructuring charge, net of tax	0.9	0.3	n/m	7.0	0.3	n/m
Lease termination fees, net of tax	—	0.5	n/m	1.5	0.5	n/m
Fair market value loss on EFL portfolio, net of tax	—	—	n/m	—	8.1	n/m
Reversal of uncertain tax position liabilities	—	—	n/m	(0.7)	(3.5)	n/m
Net income, excluding certain expenses	$12.7	$37.4	(66.0)%	$148.4	$241.9	(38.7)%

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 151,200 students as of October 2011, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 109 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the first quarter and annual guidance for fiscal 2013, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of on-ground and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.